Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Form S-8 (No. 333-177990) pertaining to the Acadia Healthcare Company, Inc. Incentive Compensation Plan;

(2) Form S-8 (No. 333-190232) pertaining to the Acadia Healthcare Company, Inc. Incentive Compensation Plan;

(3) Form S-8 (No. 333-211505) pertaining to the Acadia Healthcare Company, Inc. Incentive Compensation Plan; and

(4) Form S-8 (No. 333-258420) pertaining to the Acadia Healthcare Company, Inc. Incentive Compensation Plan;

of our reports dated February 28, 2023, with respect to the consolidated financial statements of Acadia Healthcare Company, Inc. and the effectiveness of internal control over financial reporting of Acadia Healthcare Company, Inc., included in this Annual Report (Form 10-K) of Acadia Healthcare Company, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Nashville, Tennessee

February 28, 2023